Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s first quarter 2012 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Tuesday, May 8, 2012. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ first quarter 2012 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 8, 2012. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income, GAAP net income to EBITDA and free cash flow, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

Our revenue of $145 million in the first quarter represented a moderate sequential increase and was significantly better the than typical seasonal slowness. After the Chinese New Year we began to see signs of a recovery in our end markets. We took advantage of this renewed market strength by significantly reducing our lower margin finished goods inventory, which helped to support revenue and secure incremental market share gains. Overall, we reduced our finished goods inventory by 20 percent, while channel inventory declined three percent. As a result we achieved moderate sequential revenue growth. However, our decision to reduce inventory combined with the increased pricing pressure and lower utilization continued to impact margins during the quarter.

That said, we believe the first quarter represents the low point in the cycle and that overall demand will continue to improve across all of our geographies. As such, we have shifted our strategy back to our growth model to aggressively capture additional market share. With our improved productivity and manufacturing efficiencies in place, we have begun adding capacity for new, more advanced packaging at our Shanghai facilities to support our continued growth. As the demand and pricing environment improves further, we will transition available capacity to higher margin products to enhance our product mix and margins going forward.

Our expectation for strong growth in the second quarter further validates the strengthening of our business. We are focused on executing our growth model and have the investments and capacity in place to support our further expansion. The flexibility of our business model has allowed us to consistently deliver profitability, gain market share and even grow revenue during down economic cycles. I believe this strategy will continue to produce growth rates that exceed our addressable markets as we have consistently done over the past several quarters and years.

With that, I will now turn the call over to Rick to discuss our first quarter financial results and second quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the first quarter of 2012 was $144.7 million, a sequential increase of 1.0 percent over the $143.3 million in the fourth quarter of 2011, and a decrease of 10.5 percent from the $161.6 million in the first quarter of 2011. Revenue was up sequentially due to general improvements in end market demand late in the quarter.

Gross profit was $33.7 million, or 23.3 percent of revenue, in the first quarter of 2012 compared to $35.5 million, or 24.8 percent of revenue, in the fourth quarter 2011, and $57.4 million, or 35.5 percent, in the first quarter of 2011. Gross profit margin continued to be impacted by a weak pricing environment, a higher mix of lower margin products, and our decision to strategically reduce lower margin finished goods inventory.

Total operating expenses for the first quarter were $28.3 million, or 19.6 percent of revenue, including a $2.1 million gain on sale of assets. Without consideration of this gain, operating expenses were $30.4 million, or 21.0 percent, compared to $30.6 million, or 21.4 percent of revenue, last quarter and $29.1 million, or 18.0 percent of revenue, in the first quarter of 2011.

Looking specifically at Selling, General and Administrative expenses for the first quarter, SG&A was approximately $22.1 million, or 15.3 percent of revenue, compared to $22.6 million, or 15.8 percent of revenue, in the fourth quarter of 2011 and $21.4 million, or 13.3 percent of revenue, in the year ago quarter.

Investment in Research and Development for the first quarter was approximately $7.2 million, or 5.0 percent of revenue, compared to $6.9 million, or 4.8 percent of revenue in the fourth quarter of 2011, and $6.5 million, or 4.0 percent of revenue in the first quarter of 2011. We continue to increase our investment in R&D to further advance our new product initiatives.

Total Other Income amounted to $0.8 million for the first quarter.

Looking at interest income and expense, we had approximately $172,000 of interest income on our cash balances and approximately $123,000 of interest expense. Also included in total other income was a $200,000 foreign currency gain and a $400,000 increase in fair value associated with our Eris stock investment.

Income Before Income Taxes and Noncontrolling Interest in the first quarter of 2012 amounted to $6.2 million, compared to income of $4.1 million in the fourth quarter of 2011, and $25.1 million in the first quarter of 2011.

Turning to income taxes, our effective income tax rate in the first quarter was 10.0 percent, which is below our guidance of 17 to 23 percent due mainly to a change in profitability by country.

GAAP net income for the first quarter was $4.9 million, or $0.10 per diluted share, compared to GAAP net income of $3.1 million, or $0.07 per diluted share, in the fourth quarter of 2011, and GAAP net income of $19.7 million, or $0.42 per diluted share, in the same quarter last year. The share count used to compute GAAP diluted EPS for the first quarter was 46.9 million shares.

First quarter Non-GAAP adjusted net income was $4.1 million, or $0.09 per diluted share, which excluded, net of tax, approximately $800,000 of non-cash acquisition related intangible asset amortization costs and a $1.6 million gain on the asset sale. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in first quarter GAAP and non-GAAP adjusted net income was approximately $2.3 million, net of tax, of non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

Cash flow from operations for the first quarter was $13.4 million.

Net cash flow for the quarter was $47.2 million, due primarily to a draw down on a $40 million term loan; and

Free cash flow was a $1.5 million increase in cash, including $6.6 million in CapEx for our Chengdu site development.

Turning to the balance sheet, at the end of the first quarter, we had approximately $177 million in cash and cash equivalents. Working capital was approximately $368 million.

At the end of the first quarter, inventory was approximately $134 million, a $6 million decrease from the approximately $140 million in the fourth quarter of 2011. Inventory days improved to 118 in the first quarter, compared to 119 days last quarter. Inventory in the quarter reflects an $11.0 million decrease in finished goods, partially offset by a $4.1 million increase in raw materials and a $1.0 million increase in work in process.

At the end of the first quarter, Accounts receivable was approximately $140 million and A/R days improved to 86, compared to 87 last quarter.

Capital expenditures in the first quarter totaled $15.8 million, which included Chengdu CapEx of $8.2 million, including $6.6 millon paid for during the quarter and $1.6m remaining in accounts payable. Excluding this amount, CapEx was 5.2 percent of revenue. As we mentioned last quarter, we expect to complete the construction at our Chengdu facility by the end of the second quarter. We currently plan to begin outfitting the building in the second half of 2012 with equipment additions being made in line with market requirements. For 2012, excluding Chengdu building expenditures, we expect CapEx to be at the lower end of our 10 to 12 percent of revenue model.

Depreciation and amortization expense for the first quarter was $15.8 million.

Turning to our Outlook

In terms of second quarter guidance, we expect revenue to range between $155 million and $164 million, or up 7 percent to 13 percent sequentially. We expect gross margin to be 26 percent, plus or minus 2.0 percent. Operating expenses, without consideration of any gain on sale of assets, are expected to be slightly lower than first quarter on a percent of revenue basis. We expect our income tax rate to range between 7 and 13 percent, and shares used to calculate GAAP EPS for the second quarter are anticipated to be approximately 47.2 million.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

As Dr. Lu and Rick mentioned, revenue for the first quarter increased one percent sequentially led by improvements in Europe and North America where we saw growth in both OEM sales and POS in the quarter. Asia was down primarily due to typical seasonality in the computing and consumer markets. However, we continued to increase revenue for our products used in smartphones and tablets as we began to ramp a number of new projects during the quarter. Growth for these products helped to partially offset seasonality across the broader consumer market, and we ended the quarter with only a slight decline in this market. Products for smartphones and tablets continue to be strong growth drivers for Diodes, and we are well positioned with our customers as we further expand our content in these end markets.

We also saw solid increases in the industrial segment across all regions and in the automotive segment in North America and Europe. As expected, channel inventory declined another three percent after declining 8 percent last quarter.

Turning to Global Sales, Asia represented 77 percent of revenue, Europe 12 percent and North America 11 percent.

Our end market breakout consisted of consumer representing 34 percent of revenue, computing 26, industrial 20, communications 16, and automotive 4 percent.

Now turning to new products – we continue to execute on our new product initiatives with highlights during the quarter including the continued expansion of our discrete products for tablets and smartphones as well as specific developments for the fast growing LED TV market. We also further expanded our standard logic products, and although the revenue contribution is still small, we are beginning to generate significant revenue momentum for this product family. Overall, design win activity and the design pipeline remained strong across all regions.

Looking specifically at our discrete product line, we continue to make progress in delivering value to our customer base in a wide range of applications. Our product introductions totaled 95 new products across 13 product families, which was the highest number of quarterly product introductions in the past two years. Diodes continues to target the LED TV market where our market share in backlighting and other power management applications continues to increase. As a result, our BJT and SBR® devices now have a growing presence in many of the leading TV manufacturers in Korea and China with these products being developed and characterized specifically for these applications.

Also during the quarter, we further demonstrated our commitment to advancing innovation of our discrete products with the launch of a range of relay drivers on our proprietary new Smart BJT platform. Target applications include inductive load driving in automotive and industrial applications, as well as a wide range of other high-volume applications including telecommunications, TV, white goods and computer peripherals. These solid-state DC relay drivers improve the reliability of inductive load control circuits and provide a robust driver interface by acting as a buffer between sensitive logic circuits and 3V to 6V DC inductive relay coils.

Additionally, we continued to expand our MOSFET family of products with new offerings in the low–profile DFN2020-6 package. With an off-board height of only 0.4mm and a very small footprint, these devices provide industry leading performance in a package that is 50 percent thinner than competing solutions.

Notable design wins for our discrete products during the quarter were for tablets and notebook computing, smartphones, adaptors, telecommunications and white goods; all high volume applications with the potential for further growth.

Turning to analog new product introductions, we released 25 new products across 5 product families. New product highlights included the expansion of our portfolio of high current USB power switches specifically optimized for USB 3.0 requirements. We continued to see outstanding market acceptance for this product line with another quarter of significant design wins, in particular for notebooks, LED TVs and set-top box applications. We also gained further momentum with our emerging family of power switches targeted for use in hot-swap applications, such as HDMI ports, including a major win in a market-leading game console. We also released two new 2-phase pre-drivers for brushless DC motor control, targeted for fan and blower motors in the computing market. These feature-rich devices enable excellent system performance with flexible control, motor protection and reduced system-level EMI, making them very attractive new product offerings.

We also introduced two new general illumination LED drivers, each offering a wider operating range for expanded market opportunities. Our newest high accuracy LED driver has been designed to handle a broad a range of applications, including those subject to the greatest variance of input voltage, such as automotive lighting and 12V AC powered systems. Whereas our recently released AL8807 buck topology driver offers a 36V operating range and supports 24V AC lamps. Also during the quarter, we achieved new LED lighting design wins across a wide range of applications, including off-line lighting, flashlights, under-water lamps and smart meter display.

In terms of our logic product family, we continued our emphasis on expanding this product line with the release of 10 very popular quad and hex LVC functions, offered in 14-pin TSSOP packages. We have begun to generate significant revenue momentum for this product family and secured several major logic design wins in the computing and handheld consumer markets, representing a very large volume opportunity for these products.

As we look to the second quarter, we expect improvements in demand across all of our geographies will drive strong growth in the quarter. Distributor order rates are expected to increase further in North America and Europe, while channel inventory is expected to continue decreasing. We also anticipate continued ramping of new projects for our products used in smartphones, tablets and LED TVs, where Diodes is very well positioned in these high volume markets. We believe our continued focus on our new product initiatives and robust design win activity positions us for upside for the remainder of the year.

With that, I’ll open the call for questions—Operator?

Upon Completion of the Q&A

Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.